FOR IMMEDIATE RELEASE
Exhibit 99.1

CONTACT:	Glen L. Ponczak (Investors) (414) 524-2375 Fraser Engerman (Media) (414) 524-2733	July 18, 2013

Johnson Controls Reports Double-Digit Increase in Q3 2013 Earnings with Significant Improvements in its European Automotive Business

Sale of Automotive Electronics' HomeLink® Product Line Announced

MILWAUKEE, July 18, 2013 . . . For the third quarter of fiscal 2013, Johnson Controls reported net income of $571 million, up 32 percent over last year. Revenues increased by two percent, to $10.8 billion. Diluted earnings per share were $0.83 compared with $0.63 per share in the third quarter of fiscal 2012.

The 2013 quarter includes non-recurring tax benefits of $140 million which were partially offset by pre-tax restructuring charges of $143 million ($104 million after-tax) related primarily to severance costs and asset impairments, resulting in a net benefit of $0.05 per diluted share. The 2012 third quarter included pre-tax restructuring charges of $52 million, partially offset by non-recurring tax benefits of $22 million, resulting in a net charge of $0.03 per diluted share.

Excluding these non-recurring items, highlights for the company's third quarter of 2013 include:

•	Income from business segments of $764 million compared with $638 million a year ago, up 20 percent

•	Net income of $535 million vs. $455 million in Q3 2012, up 18 percent

•	Diluted earnings per share of $0.78 vs. $0.66 last year, up 18 percent

Johnson Controls said it believes that using the adjusted numbers provides a more meaningful comparison of its underlying operating performance.

Other highlights include:

•	Double-digit improvements in segment income in all three businesses

•	Cash provided by operating activities of approximately $1.0 billion; net debt reduction of $556 million

•	European automotive business profitable; continued improvements in automotive Metals performance

•	Building Efficiency third quarter orders up two percent versus the 2012 quarter

•	New Power Solutions business awards in North America

“We are pleased with the significant improvement in profitability of all three businesses in the third quarter. Our initiatives to reduce costs and improve operational efficiencies continue to gather momentum and deliver margin expansion,” said Stephen A. Roell, Johnson Controls chairman and chief executive officer. “Despite a challenging production environment, our European automotive business generated a profit in the quarter and profitability improved in our automotive Metals business. Cash flow in the quarter was very strong, enabling us to reduce net debt by more than $550 million. I'd like to recognize the support of our 168,000 employees and thank them for a very good quarter.”

Business segments, excluding non-recurring items

Building Efficiency continued to experience soft demand in its North American and European markets, impacting revenues in the third quarter. Sales were $3.7 billion, down two percent versus the third quarter of 2012. Revenues were lower across all Building Efficiency segments except Asia, which was slightly higher.

The company noted that third quarter orders increased two percent with slight improvements in all geographies while its pipeline of bidding activity continued to improve. The quarter-end backlog of unexecuted orders was $5.1 billion, five percent lower than last year.

Johnson Controls said that in the third quarter it was awarded a $70 million building technology contract for the new one-million-square-foot Veteran's Administration Hospital under construction in Denver, Colorado. The contract is in addition to a previous $5 million award to Johnson Controls for York® HVAC equipment and includes a Metasys® control system, fire alarm system, security system, advanced utility metering, nurse call and IT systems. The project is the largest single Systems contract ever won by Johnson Controls.

Despite the slightly lower revenue, Building Efficiency segment income margins were 8.5 percent, a 120 basis point improvement versus last year. Segment income was $314 million, 14% higher than $276 million in the 2012 quarter. The business continued to benefit from strong performance by its Service business, as well as pricing initiatives and cost reduction programs.

Power Solutions revenue rose eight percent, to $1.4 billion, compared to $1.3 billion last year. While the Company's global unit shipments were higher than the last-year period, Johnson Controls said that industry-wide aftermarket battery demand was weaker than expected in both North America and Europe. Power Solutions segment income was $171 million, 12 percent higher than $153 million in the same quarter last year due to the higher volumes, an improved product mix and the incremental contribution from the Company's battery recycling facility in South Carolina.

The Company said that in the third quarter, it was awarded new battery business in North America totaling approximately one million incremental units per year. Additionally, it also announced that on July 1, 2013, it implemented a 3 to 4 percent price increase on aftermarket batteries in North America to offset higher acquisition costs for spent battery cores, which are the key source of lead for recycling within its material supply chain.

Automotive Experience sales in the 2013 third quarter were $5.7 billion, up four percent compared to the 2012 third quarter, as higher auto production in North America and Asia was partially offset by lower volumes in Europe. Automotive industry production in the quarter increased six percent in North America and declined one percent in Europe. Revenues in China, which are primarily related to Seating and generated through non-consolidated joint ventures, increased 23 percent to $1.4 billion.

Automotive Experience segment income was $279 million, 33 percent higher than the same quarter last year with higher profitability in all three automotive segments. The company said third quarter income from its European automotive business was $11 million, a significant sequential quarterly improvement from the loss by the business in the second quarter of the year. The improved performance in Europe was attributable to its Metals operations and the benefit of restructuring actions. The Company noted that its third quarter segment income was positively impacted by a gain on sale of an asset, but that the benefit was substantially offset by other charges.

Johnson Controls said it believes the automotive production environment for the remainder of the year is positive with the Chinese market remaining strong, North American continuing to improve and Europe showing signs of stabilization.

Status of Automotive Electronics divestiture

Today the Company announced that it has signed a definitive agreement to sell its Automotive Electronics' HomeLink product line to Gentex Corporation of Zeeland, MI for approximately $700 million. The transaction is expected to close in late Q4 to early fiscal 2014. Johnson Controls said that the continuing process to sell the remainder of its Electronics business is progressing as planned and that it is targeting an announcement of a definitive agreement on or before its 2013 Q4 earnings release date. The Company said that separating HomeLink from the rest of the Electronics business is expected to maximize value as the individual businesses offer distinct advantages and synergies for different sets of strategic buyers.

Q4 and 2013 update

Johnson Controls said that it expects fiscal fourth quarter 2013 earnings to be $0.93 to $0.95, resulting in full fiscal year earnings of $2.64 to $2.66 per share.

The Company also said it expects strong free cash flow generation from operations to continue and anticipates that its fourth quarter net debt reduction will be approximately $600 to $650 million, excluding divestiture proceeds.

“Earlier this fiscal year, we said that our second half performance would be positively impacted by our restructuring initiatives, sequential improvements in Automotive Experience European and South American businesses, and profitability initiatives in Building Efficiency. We expect the benefits of these actions to deliver further improvements in our fourth fiscal quarter,” said Mr. Roell. “We are confident in our ability to increase our earnings, strengthen our balance sheet and deliver shareholder value.”

###

Forward Looking Statements
Johnson Controls, Inc. has made statements in this document that are forward-looking and, therefore, are subject to risks and uncertainties. All statements in this document other than statements of historical fact are statements that are, or could be, deemed "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In this document, statements regarding future financial position, sales, costs, earnings, cash flows, other measures of results of operations, capital expenditures or debt levels and plans, objectives, outlook, targets, guidance or goals are forward-looking statements. Words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “forecast,” “project” or “plan” or terms of similar meaning are also generally intended to identify forward-looking statements. Johnson Controls cautions that these statements are subject to numerous important risks, uncertainties, assumptions and other factors, some of which are beyond Johnson Controls' control, that could cause Johnson Controls' actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the strength of the U.S. or other economies, automotive vehicle production levels, mix and schedules, energy and commodity prices, availability of raw materials and component products, currency exchange rates, and cancellation of or changes to commercial contracts, as well as other factors discussed in Item 1A of Part I of Johnson Controls' most recent Annual Report on Form 10-K for the year ended September 30, 2012 and Johnson Controls' subsequent Quarterly Reports on Form 10-Q. Shareholders, potential investors and others should consider these factors in evaluating the forward-looking statements and should not place undue reliance on such statements. The forward-looking statements included in this document are only made as of the date of this document, and Johnson Controls assumes no obligation, and disclaims any obligation, to update forward-looking statements to reflect events or circumstances occurring after the date of this document.

###

About Johnson Controls
Johnson Controls is a global diversified technology and industrial leader serving customers in more than 150 countries. Our 168,000 employees create quality products, services and solutions to optimize energy and operational efficiencies of buildings; lead-acid automotive batteries and advanced batteries for hybrid and electric vehicles; and interior systems for automobiles. Our commitment to sustainability dates back to our roots in 1885, with the invention of the first electric room thermostat. Through our growth strategies and by increasing market share we are committed to delivering value to shareholders and making our customers successful. In 2013, Corporate Responsibility Magazine recognized Johnson Controls as the #14 company in its annual “100 Best Corporate Citizens” list. For additional information, please visit
http://www.johnsoncontrols.com. Follow Johnson Controls Investor Relations on Twitter at www.twitter.com/JCI_IR.
###

July 18, 2013 Page 5 JOHNSON CONTROLS, INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (in millions, except per share data; unaudited)

	Three Months Ended June 30,
	2013	2012 (Revised)

Net sales	$10,831	$10,581
Cost of sales	9,151	9,040
Gross profit	1,680	1,541

Selling, general and administrative expenses	(991)	(973)
Restructuring costs	(143)	(52)
Net financing charges	(67)	(59)
Equity income	75	70

Income before income taxes	554	527

Income tax provision (benefit)	(40)	71

Net income	594	456

Less: income attributable to noncontrolling interests	23	25

Net income attributable to JCI	$571	$431

Diluted earnings per share	$0.83	$0.63

Diluted weighted average shares	690	689
Shares outstanding at period end	684	684

July 18, 2013 Page 6 JOHNSON CONTROLS, INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (in millions, except per share data; unaudited)

	Nine Months Ended June 30,
	2013	2012 (Revised)

Net sales	$31,683	$31,563
Cost of sales	27,007	26,933
Gross profit	4,676	4,630

Selling, general and administrative expenses	(3,134)	(3,058)
Restructuring costs	(227)	(52)
Net financing charges	(194)	(171)
Equity income	308	269

Income before income taxes	1,429	1,618

Income tax provision	273	286

Net income	1,156	1,332

Less: income attributable to noncontrolling interests	83	98

Net income attributable to JCI	$1,073	$1,234

Diluted earnings per share	$1.56	$1.79

Diluted weighted average shares	689	689
Shares outstanding at period end	684	684

July 18, 2013 Page 7 JOHNSON CONTROLS, INC. CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (in millions; unaudited)

	June 30,	September 30,	June 30,
	2013	2012	2012
ASSETS
Cash and cash equivalents	$391	$265	$602
Accounts receivable - net	7,259	7,308	7,155
Inventories	2,354	2,227	2,362
Other current assets	2,665	2,873	2,447
Current assets	12,669	12,673	12,566

Property, plant and equipment - net	6,569	6,440	6,116
Goodwill	7,135	6,982	6,953
Other intangible assets - net	1,055	947	949
Investments in partially-owned affiliates	1,022	948	1,007
Other noncurrent assets	3,300	2,894	3,411
Total assets	$31,750	$30,884	$31,002

LIABILITIES AND EQUITY
Short-term debt and current portion of long-term debt	$1,431	$747	$1,035
Accounts payable and accrued expenses	7,323	7,204	7,062
Other current liabilities	3,030	2,904	2,714
Current liabilities	11,784	10,855	10,811

Long-term debt	4,593	5,321	5,624
Other noncurrent liabilities	2,807	2,752	2,610
Redeemable noncontrolling interests	205	253	214
Shareholders' equity attributable to JCI	12,118	11,555	11,596
Noncontrolling interests	243	148	147
Total liabilities and equity	$31,750	$30,884	$31,002

July 18, 2013 Page 8 JOHNSON CONTROLS, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in millions; unaudited)

	Three Months Ended June 30,
	2013	2012 (Revised)
Operating Activities
Net income attributable to JCI	$571	$431
Income attributable to noncontrolling interests	23	25

Net income	594	456

Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	239	207
Pension and postretirement benefit cost	8	6
Pension and postretirement contributions	(16)	(24)
Equity in earnings of partially-owned affiliates, net of dividends received	50	(45)
Deferred income taxes	(130)	42
Impairment charges	36	—
Gain on divestitures - net	(29)	—
Other	10	7
Changes in assets and liabilities, excluding acquisitions and divestitures:
Accounts receivable	60	16
Inventories	(67)	(61)
Restructuring reserves	66	39
Accounts payable and accrued liabilities	234	90
Change in other assets and liabilities	(21)	(114)
Cash provided by operating activities	1,034	619

Investing Activities
Capital expenditures	(265)	(447)
Sale of property, plant and equipment	7	6
Other	(10)	(6)
Cash used by investing activities	(268)	(447)

Financing Activities
Increase (decrease) in short and long-term debt - net	(646)	407
Stock repurchases	(175)	(9)
Payment of cash dividends	(130)	(122)
Other	95	(118)
Cash provided (used) by financing activities	(856)	158
Effect of exchange rate changes on cash and cash equivalents	—	32
Increase (decrease) in cash and cash equivalents	$(90)	$362

July 18, 2013 Page 9 JOHNSON CONTROLS, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in millions; unaudited)

	Nine Months Ended June 30,
	2013	2012 (Revised)
Operating Activities
Net income attributable to JCI	$1,073	$1,234
Income attributable to noncontrolling interests	83	98

Net income	1,156	1,332

Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	696	603
Pension and postretirement benefit cost (credit)	(5)	19
Pension and postretirement contributions	(61)	(388)
Equity in earnings of partially-owned affiliates, net of dividends received	(49)	(206)
Deferred income taxes	(9)	85
Impairment charges	49	14
Gain on divestitures - net	(29)	(35)
Fair value adjustment of equity investment	(82)	(12)
Other	37	43
Changes in assets and liabilities, excluding acquisitions and divestitures:
Accounts receivable	6	(55)
Inventories	(151)	(130)
Restructuring reserves	67	24
Accounts payable and accrued liabilities	314	(29)
Change in other assets and liabilities	(390)	(500)
Cash provided by operating activities	1,549	765

Investing Activities
Capital expenditures	(929)	(1,433)
Sale of property, plant and equipment	53	12
Acquisition of businesses, net of cash acquired	(113)	(30)
Business divestitures	—	91
Other	26	(98)
Cash used by investing activities	(963)	(1,458)

Financing Activities
Increase (decrease) in short and long-term debt - net	(32)	1,528
Stock repurchases	(225)	(42)
Payment of cash dividends	(383)	(354)
Other	208	(137)
Cash provided (used) by financing activities	(432)	995
Effect of exchange rate changes on cash and cash equivalents	(28)	43
Increase in cash and cash equivalents	$126	$345

July 18, 2013

FOOTNOTES
1. Business Unit Summary

In the fourth quarter of fiscal 2012, the Company changed its method of accounting for pension and postretirement benefits which required retrospective application to prior year financial statements. As a result of this accounting change, the segment income amounts shown below reflect pension and postretirement expense reductions of $23 million ($0.02) for the fiscal 2012 third quarter and $69 million ($0.06) for fiscal 2012 year-to-date.

	Three Months Ended			Nine Months Ended
	June 30,			June 31,
(in millions)	(unaudited)			(unaudited)
	2013	2012 (Revised)%		2013	2012 (Revised)%
Net Sales
Building Efficiency	$3,712	$3,800	-2%	$10,700	$10,898	-2%
Automotive Experience	5,694	5,465	4%	16,322	16,322	0%
Power Solutions	1,425	1,316	8%	4,661	4,343	7%
Net Sales	$10,831	$10,581		$31,683	$31,563

Segment Income (1)
Building Efficiency	$314	$276	14%	$625	$583	7%
Automotive Experience	279	209	33%	565	644	-12%
Power Solutions	171	153	12%	660	614	7%
Segment Income	$764	$638		$1,850	$1,841

Restructuring costs	$(143)	$(52)		$(227)	$(52)
Net financing charges	(67)	(59)		(194)	(171)
Income before income taxes	$554	$527		$1,429	$1,618

Net Sales
Products and systems	$8,779	$8,464	4%	$25,543	$25,293	1%
Services	2,052	2,117	-3%	6,140	6,270	-2%
	$10,831	$10,581		$31,683	$31,563

Cost of Sales
Products and systems	$7,481	$7,286	3%	$21,959	$21,744	1%
Services	1,670	1,754	-5%	5,048	5,189	-3%
	$9,151	$9,040		$27,007	$26,933

(1) Management evaluates the performance of the business units based primarily on segment income, which represents income from continuing operations before income taxes and noncontrolling interests, excluding net financing charges, significant restructuring costs and the net mark-to-market adjustments on pension and postretirement plans.

Building Efficiency - Provides facility systems and services including comfort, energy and security management for the non-residential buildings market and provides heating, ventilating, and air conditioning products and services for the residential and non-residential building markets.

Automotive Experience - Designs and manufactures interior systems and products for passenger cars and light trucks, including vans, pick-up trucks and sport/crossover utility vehicles.

Power Solutions - Services both automotive original equipment manufacturers and the battery aftermarket by providing advanced battery technology, coupled with systems engineering, marketing and service expertise.

2. Income Taxes

The Company's effective tax rate before consideration of non-cash tax charges, significant restructuring costs, and other non-recurring items for the third quarter of fiscal 2013 and fiscal 2012 is 20 percent. The fiscal 2013 third quarter includes $140 million ($0.20) of net non-cash tax benefits, related primarily to a net tax reserve adjustment of $79 million in the U.S. and $61 million in Mexico.

3. Restructuring

The fiscal 2013 third quarter includes restructuring costs of $143 million related to cost reduction initiatives in the Automotive Experience, Building Efficiency and Power Solutions businesses. The restructuring costs consist of workforce reductions and impairment costs.

4. Earnings Per Share

The following table reconciles the numerators and denominators used to calculate basic and diluted earning per share (in millions):

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2013	2012 (Revised)	2013	2012 (Revised)
	(unaudited)		(unaudited)
Income Available to Common Shareholders

Basic income available to common shareholders	$571	$431	$1,073	$1,234

Interest expense, net of tax	—	—	—	1

Diluted income available to common shareholders	$571	$431	$1,073	$1,235

Weighted Average Shares Outstanding
Basic weighted average shares outstanding	683.9	683.4	683.7	681.1
Effect of dilutive securities:
Stock options and unvested restricted stock	6.2	5.3	5.0	5.7
Equity units	—	0.1	—	2.5
Diluted weighted average shares outstanding	690.1	688.8	688.7	689.3